Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2 No. 333-275970) of Trinity Capital Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated March 2, 2023, with respect to the consolidated financial statements of Trinity Capital Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

February 1, 2024